Exhibit 99.1

Capital Stage AG

Hamburg

Announcement regarding the discontinuance of the stock exchange dealing in Tendered Other CHORUS Shares (ISIN DE000A2BPSE4)

INFORMATION PROVIDED IN THIS DOCUMENT IS NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE AN ESSENTIAL VIOLATION OF THE RELEVANT LAW OF SUCH JURISDICTION.

Hamburg, October 11, 2016 Capital Stage AG ("Capital Stage") published on July 28, 2016 the Offer Document for the voluntary public takeover offer ("Takeover Offer") to the shareholders of CHORUS Clean Energy AG ("CHORUS") to acquire all of the no-par value bearer shares of CHORUS (ISIN DE000A12UL56 and DE000A2BPKL6) for a consideration of five (5) Capital Stage shares for each three (3) CHORUS shares. The acceptance period for the takeover offer ended September 16, 2016, 0:00 (CET). The additional acceptance period ended October 5. 2016, 0:00 (CET).

The application for the registration of the implementation of the ordinary capital increase against contributions in kind is currently scheduled for Monday October 17, 2016. In accordance with the provisions of the Offer Document the stock exchange dealing in those CHORUS Shares that have been tendered during the acceptance period and the additional acceptance period for the Takeover Offer, in the section of the regulated market will be discontinued by the end of today.

Hamburg, October 11, 2016

Capital Stage AG

The Management Board

Important information:

This announcement is for information purposes only. It is neither an offer to exchange, purchase or sale nor a solicitation of an offer to exchange shares of CHORUS Clean Energy AG, but constitutes a legally required announcement according to the WpÜG in the context of a public takeover offer. Furthermore this announcement is neither an offer to exchange, purchase or sale nor a solicitation of an offer to exchange shares of Capital Stage. The final terms and further provisions regarding the public Takeover Offer are disclosed in the offer document that has been approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht). Investors and holders of CHORUS shares are strongly recommended to read the offer document and all announcements in connection with the public takeover offer as they contain or will contain important information.

The takeover offer will be conducted exclusively on the basis of the laws of the Federal Republic of Germany, in particular, the German Securities and Takeover Act and the regulation on the Content of the Offer Document, Consideration for Takeover Offers and Mandatory Offers and the Release from the Obligation to Publish and Issue an Offer (the "WpÜGAngebV").

The Exchange Offer is made in the USA on the basis of an exception to the rules for takeover offers in accordance with rule 14d-1(c) of the US Securities Exchange Act of 1934, as amended, (the “Securities Exchange Act”) and the offer and the issue of the shares of the Bidder offered here (as defined in item 3 of this Offer Document) is made on the basis of an exception to the US registration rules pursuant to rule 802 of the US Securities Act of 1933, as amended (the “Securities Act”). The Exchange Offer is otherwise made under the applicable German provisions. The Exchange Offer is made for the securities of a German company. The Exchange Offer is therefore subject to disclosure and other procedural provisions – for instance in relation to withdrawal rights, the offer timetable, settlement provisions and the date on which the consideration is rendered – that may differ from the disclosure and procedural rules used in US exchange offers. Financial statements included in the offer document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of US companies. It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the Bidder and CHORUS are located in Germany, and some or all of their officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the US securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court's judgment. The Bidder may purchase securities otherwise than under the Exchange Offer.

Subject to item 1.2 of the offer document, the publication, mailing, dissemination or distribution of the offer document and other documents associated with the Takeover Offer outside the Federal Republic is prohibited for third parties.

This publication is available online at http://www.capitalstage.com under the heading “Investor Relations ‒ Public Takeover of CHORUS Clean Energy”. This announcement is provided likewise as of October, 11 2016.

This document is published in German and as an English translation. In the event of any conflict or inconsistency between the English and the German versions, the German version shall prevail.

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